Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Cindy McGee, Vice President,	David Schull, President
Investor Relations & Alliance Management	david.schull@russopartnersllc.com
cmcgee@arenapharm.com	858.717.2310
858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports First Quarter 2013 Financial Results

— Conference Call and Webcast Scheduled for Today at 5:15 p.m. Eastern Time —

SAN DIEGO, CA, May 2, 2013 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the first quarter ended March 31, 2013.

Recent Developments:

BELVIQ ® (lorcaserin HCl)

•

The American Association of Clinical Endocrinologists (AACE) published its Comprehensive Diabetes Management Algorithm. This document provides treatment guidelines and specifically addresses the care of patients who are overweight or obese. The guidelines call for physicians’ use of anti-obesity medical therapy, including BELVIQ, along with lifestyle modification for patients who have a body mass index (BMI) of 27 kg/m2 or greater along with cardiometabolic or biomedical complications.

•

Notified the European Medicines Agency that the company is withdrawing the BELVIQ Marketing Authorization Application (MAA) in the European Union. Arena is currently evaluating the best approach for submitting at a later date.

•

Received a $500,000 milestone payment from Eisai Inc. in connection with Eisai Laboratorios S. de R.L. de C.V.’s submission of the MAA for the marketing approval of BELVIQ in Mexico with the Federal Commission for the Protection Against Sanitary Risk.

•	Responded to the initial assessment from Swissmedic on the MAA for the marketing approval of BELVIQ in Switzerland.

“We are pleased with AACE’s recently published treatment guidelines and the specific reference to BELVIQ, which we believe will increase awareness among physicians and support the expansion of reimbursement,” said Jack Lief, Arena’s President and Chief Executive Officer. “We look forward to the completion of BELVIQ’s scheduling designation in the United States, and we are focused on making this new treatment option available to patients in additional parts of the world.”

APD811

•

Initiated dosing of an additional cohort in a Phase 1 multiple dose clinical trial of APD811, an oral drug candidate that targets the prostacyclin (IP) receptor for the potential treatment of pulmonary arterial hypertension (PAH). This randomized, double-blind and placebo-controlled trial is designed to evaluate the safety, tolerability and pharmacokinetics of multiple-ascending doses of APD811 and to optimize the dosing regimen prior to potentially initiating a Phase 2 clinical trial.

APD334

•

Initiated dosing in a Phase 1 clinical trial of APD334, an oral drug candidate that targets the sphingosine 1-phosphate subtype 1 (S1P1) receptor for the potential treatment of various autoimmune diseases. This randomized, double-blind and placebo-controlled Phase 1 trial is designed to evaluate the safety, tolerability and pharmacokinetics of single-ascending doses of APD334.

“We are leveraging our validated research and development capabilities to continue to build and advance our pipeline of innovative drug candidates,” said William R. Shanahan, M.D., Arena’s Senior Vice President and Chief Medical Officer. “With APD811 and APD334, we look forward to potentially expanding the options available to patients and physicians for the treatment of PAH and certain autoimmune diseases, such as multiple sclerosis, rheumatoid arthritis and psoriasis.”

First Quarter 2013 Financial Results

Arena recognized revenues totaling $2.4 million in the first quarter of 2013, compared to $2.2 million in the first quarter of 2012. The revenue recognized in 2013 includes a $500,000 milestone payment earned from Eisai upon filing the BELVIQ MAA in Mexico.

Research and development expenses in the first quarter of 2013 decreased to $14.0 million, compared to $14.5 million in the first quarter of 2012. General and administrative expenses in the first quarter of 2013 increased to $7.3 million, compared to $6.4 million in the first quarter of 2012, primarily due to increases in salaries, patent fees and auditing fees.

Total interest and other income of $2.1 million was recognized in the first quarter of 2013, compared to an expense of $7.0 million in the first quarter of 2012. This difference is primarily attributable to a $6.2 million increase in the value of derivative liabilities, a reduction of $1.7 million from the non-cash loss on extinguishment of debt recorded in the first quarter of 2012 and a $1.2 million reduction in interest expense due to repayment of Arena’s formerly outstanding loan. Arena’s net loss allocable to common stockholders in the first quarter of 2013 was $18.9 million, or $0.09 per share, compared to $29.4 million, or $0.18 per share, in the first quarter of 2012.

At March 31, 2013, cash and cash equivalents totaled $136.3 million and approximately 217.7 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast to provide a corporate update and report first quarter 2013 financial results today at 5:15 p.m. Eastern Time (2:15 p.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ First Quarter 2013 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Conference Participation

Arena is planning to participate at upcoming investment and industry conferences, including:

•	ECO 2013, the 20th European Congress on Obesity, May 12-15, 2013, Liverpool, United Kingdom

•	Bank of America Merrill Lynch 2013 Health Care Conference, May 14-16, 2013, Las Vegas, Nevada

•	Jefferies 2013 Global Healthcare Conference, June 3-6, 2013, New York, New York

•	ENDO 2013, the Endocrine Society’s 95th Annual Meeting & Expo, June 15-18, 2013, San Francisco, California

•	American Diabetes Association’s 73rd Scientific Sessions, June 21-25, 2013, Chicago, Illinois

About BELVIQ® (lorcaserin HCl)

BELVIQ (pronounced BEL-VEEK) is approved in the United States for chronic weight management, and will be available by prescription in the United States once the US Drug Enforcement Administration finalizes the scheduling designation. BELVIQ is also currently under review for regulatory approval in additional territories. BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. Activation of these receptors may help a person eat less and feel full after eating smaller amounts of food.

BELVIQ is indicated to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial BMI of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes)

Limitations of Use:

•

The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For more information about BELVIQ, click here for the full Product Information or visit www.BELVIQ.com.

Arena has granted exclusive marketing and distribution rights to Eisai Inc. for most of North and South America and to Ildong Pharmaceutical Co., Ltd., for South Korea, and plans to enter into additional collaborations to commercialize BELVIQ outside of these territories. Composition of matter patents for BELVIQ are issued in major jurisdictions globally that, in most cases, are capable of continuing into 2023. Arena has filed applications for patent extension in the United States, which, if granted, will extend the patent term for BELVIQ into 2026.

About Arena Pharmaceuticals

Arena is a biopharmaceutical company focused on discovering, developing and commercializing novel drugs that target G protein-coupled receptors, or GPCRs, to address unmet medical needs. BELVIQ ® (lorcaserin HCl), Arena’s internally discovered drug, is approved in the United States and is under review for regulatory approval in additional territories. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals ® and Arena ® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, tolerability, selectivity and mechanism of action, and potential of BELVIQ, APD811 and APD334; the protocol, design, scope, enrollment and other aspects of the clinical trials of APD811 and APD334; the significance of the Comprehensive Diabetes Management Algorithm and its reference to BELVIQ; increasing awareness of BELVIQ; expanding BELVIQ reimbursement; the DEA scheduling and availability of BELVIQ in the US; availability of BELVIQ in additional territories, including by entering into additional collaborations; the regulatory applications and review of BELVIQ, including intended indication; withdrawing the BELVIQ MAA in the EU and submitting at a later date; the pipeline of drug candidates, including building and expansion; patent coverage; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the European Medicines Agency’s or CHMP’s actions, issues, objections, recommendations or opinions may differ from expectations; whether or when Arena submits for marketing approval in the EU; regulatory decisions in one territory may impact regulatory decisions in other territories and Arena’s business prospects; risks related to commercializing drugs, including regulatory, manufacturing and supply issues and the pace of market acceptance; cash and revenues generated from BELVIQ, including the impact of competition; Arena’s revenues will be based in part on management’s estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding Arena’s estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and BELVIQ may not be approved for marketing when expected or ever by any other regulatory agency; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet safety, efficacy or other regulatory requirements or otherwise be sufficient for further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

###

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2013	2012
	(unaudited)
Revenues
Manufacturing services	$765	$1,292
Collaborative agreements	1,608	897

Total revenues	2,373	2,189

Operating Expenses
Cost of manufacturing services	1,645	791
Cost of products sold	473	0
Research & development	14,008	14,470
General & administrative	7,251	6,355
Amortization of acquired technology & other intangibles	0	176

Total operating expenses	23,377	21,792
Interest & Other Income (Expense)
Interest income	24	15
Interest expense	(1,787)	(3,031)
Gain (Loss) from valuation of derivative liabilities	3,859	(2,375)
Loss on extinguishment of debt	0	(1,670)
Other	32	87

Total interest & other income (expense), net	2,128	(6,974)

Net loss	(18,876)	(26,577)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	(2,824)

Net loss allocable to common stockholders	$(18,876)	$(29,401)

Net loss per share allocable to common stockholders:
Basic	$(0.09)	$(0.18)

Diluted	$(0.09)	$(0.18)

Shares used in calculating net loss per share allocable to common stockholders:
Basic	217,503	164,213

Diluted	217,503	164,213

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2013	December 31, 2012
	(unaudited)	[1]
Assets
Cash & cash equivalents	$136,250	$156,091
Accounts receivable	1,484	5,556
Inventory	7,179	6,058
Prepaid expenses & other current assets	3,756	3,454
Land, property & equipment, net	73,869	75,417
Acquired technology & other non-current assets	14,119	14,630

Total assets	$236,657	$261,206

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$9,036	$10,210
Total deferred revenues	61,781	62,735
Total derivative liabilities	11,183	15,042
Total lease financing obligations & other long-term liabilities	74,235	74,580
Total stockholders’ equity	80,422	98,639

Total liabilities & stockholders’ equity	$236,657	$261,206

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

###